May 2, 2014

Dear Ken,

We are pleased to offer you a position with Extreme Networks, Inc. (the “Company”) as SVP, Chief Financial Officer, reporting to Chuck Berger. Should you decide to join Extreme Networks, you will receive a semi-monthly salary of $15,417 (which would equal $370,000 on an annualized basis), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

Executive Incentive Plan

Commencing on your Hire Date (on a pro rata basis for the quarter in progress), you will be eligible to participate in the Executive Incentive Plan (“EIP”) with an annual target of 70% of your annual base salary.

Equity Compensation

As a Company employee, you are also eligible to receive certain employee benefits including stock options. Subject to the approval of the Board or the Compensation Committee, we are pleased to offer you a one-time option to acquire 268,000 shares of common stock (the “Options”). Generally, grants are reviewed for approval once a quarter, and are awarded at an exercise price equal to the closing price of the Company’s common stock on the second business day after we publicly announce our financial results for the quarter. One-fourth (1/4) of these shares will vest one year from your first date of employment, provided that you are still employed by the Company at that time. The remaining shares will vest monthly over the following three years, at a rate of 1/48th of the entire option each month, so long as your employment with the Company continues. In addition you will receive a grant of 117,000 shares of restricted stock that will vest in three installments of one-third of the shares on your first anniversary, one-third on your second anniversary of employment, and one-third on your third anniversary of employment. All vesting and rights to exercise under any Options or Restricted Stock offered hereunder will also be subject to your continued employment with the Company at the time of vesting. Your equity awards are also subject to the terms of our Executive Change in Control Severance Plan.

You may exercise any Options no later than the ninetieth day following the cessation of your service to the Company. Your Option grant and any Restricted Stock grant are each further conditioned on your execution of the Company’s standard form of employee stock option and restricted stock agreement, respectively, and will be governed by and subject to the terms of those agreements.

Executive Change in Control Severance
The Company also has a policy of providing a Change in Control Severance Plan for its executive officers in the event of an acquisition of the Company. Those provisions will be set forth in your Executive Change in Control Severance Agreement and will be the same as those standard terms currently in effect for the other executive officers of the Company with your benefit including a payment equal to 12 months of salary. A copy of the Change in Control Severance Plan and related Participation Agreement is enclosed for your information.
Termination Other than for Cause
If your employment is terminated by the Company other than for Cause not related to a Change in Control, you will be entitled to receive a severance payment equal to 12 months of your base salary as of your date of termination and up to 12 months of COBRA subsidy. Such consideration shall be conditioned in its entirety upon your release of claims against the Company Group. Your release of claims document must be executed and become irrevocable within sixty (60) days of your termination and the payment due to you shall be paid within 30 days following the date the release has become irrevocable. “Cause” means the occurrence of any of the following:
(1) your theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company and each present or future parent and subsidiary corporation or other business entity thereof (a “Company Group”);
(2) your material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of any member of the Company Group;
(3) your misconduct within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement;
(4) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of a member of the Company Group (including, without limitation, your improper use or disclosure of the confidential or proprietary information of a member of the Company Group);
(5) any intentional act by you which has a material detrimental effect on reputation or business of a member of the Company Group;
(6) your repeated failure or inability to perform any reasonable assigned duties after written notice from a member of the Company Group of such failure or inability;
(7) any material breach by you of any employment, non-disclosure, non-competition, non-solicitation or other similar agreement between you and a member of the Company Group, which breach is not cured pursuant to the terms of such agreement or as provided herein; or
(8) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties with a member of the Company Group, provided, however, that prior to any determination that “Cause” has occurred with regard to clauses (1) through (7) above, the Company shall (i) provide to you written notice specifying the particular event or actions giving rise to such determination and (ii) provide you an opportunity to be heard within 15 days of such notice and (iii) provide you with a 15 days to cure such event or actions giving rise to a determination of “Cause”, if curable.
Notwithstanding anything in this agreement to the contrary, the severance payments discussed in this agreement (to the extent that they constitute “deferred compensation” under Section 409A of the Internal Revenue Code (the “Code”) and applicable regulations), and any other amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and that would otherwise be payable hereunder by reason of your termination of employment, will not be payable to you by reason of such circumstance unless the circumstances giving rise to such termination of employment meet any description or definition of “separation from service” in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting or the determination of the amounts owed to you due to such termination, and if this provision prevents the payment of any amount or benefit to you, such payment shall be made on the date, on which an event occurs that constitutes a Section 409A “separation from service”.
Additional Benefits
In addition to the foregoing benefits, you will be eligible to participate in various other Company benefit plans, including its group health, short-term disability, long-term disability, and life insurance plans, as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. As a Senior Vice President of the Company, you are not eligible to participate in the Company’s Paid Time Off (“PTO”) program, and you will not accrue any PTO hours. You will, however, be eligible to take paid time off from time-to-time as reasonably necessary for vacation, sick time, or other personal purposes, subject to the needs of your position and the approval of your manager.
Employment at Will
If you choose to accept this offer, your employment with the Company will be voluntarily entered into and will be for no specified period. As a result, you will be free to resign at any time, for any reason or for no reason, as you deem appropriate. The Company will have a similar right and may conclude its employment relationship with you at any time, with or without cause.
Hire Date and Outside Activities
You agree to terminate any other consulting or similar engagement you may now have by your hire date of June 2nd, 2014 (“Hire Date”). You further agree to limit your outside board positions to no more than two companies, which positions will be cleared with the General Counsel of the Company before committed to.
Arbitration
In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.
Background Check and Employee Innovations and Proprietary Rights Assignment Agreement
This offer is contingent upon the completion of a customary background check with the results being satisfactory to the Company, your signing the enclosed Employee Innovations and Proprietary Rights Assignment Agreement, and upon your ability to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
Acceptance
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Kelley Steven-Waiss, Senior Vice President of Human Resources at Extreme Networks, Inc. at 145 Rio Robles, San Jose, CA 95134.
This offer of employment, if not accepted, will expire in 5 business days.
All new employees receive a benefits package from the Human Resources Department. If you have any benefit related questions, please contact Kelley Steven-Waiss 408-579-2603 or kswaiss@extremenetworks.com.
This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company; provided, however, that the Company may, in its sole discretion, elect to modify your title, compensation, duties, or benefits without any further agreement from you.

Ken, we look forward to welcoming you to Extreme Networks and we believe you will make an important contribution to the company, in what should be a rich and rewarding experience. If you have any questions, please feel free to contact me.

Sincerely,

/s/ Charles W. Berger
EXTREME NETWORKS, INC. Charles W. Berger CEO

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Ken Arola	May 2, 2014
Ken Arola	Date